                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment no.  )

Filed by the Registrant [X]

Filed by a party other than the Registrant [_]

                                          [_] Confidential, for Use of the
Check the appropriate box:                    Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Quantum Corporation

               (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  -----------------------------------------------------------------------------

  (2)  Aggregate number of securities to which transactions applies:

  -----------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  -----------------------------------------------------------------------------

  (4)  Proposed maximum aggregate value of transaction:

  -----------------------------------------------------------------------------

  (5)  Total fee paid:

  -----------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

  -----------------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount previously paid:

  -----------------------------------------------------------------------------

  (2)  Form, Schedule or Registration Statement No.:

  -----------------------------------------------------------------------------

  (3)  Filing party:

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  (4)  Date filed:

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

                          [QUANTUM LOGO APPEARS HERE]

                              QUANTUM CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 July 23, 1999

                               ----------------

TO THE STOCKHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Quantum Corporation (the "Company" or "Quantum"), a Delaware corporation, will be held on Friday, July 23, 1999 at 11:00 a.m., local time, at Quantum Corporation's corporate headquarters, 500 McCarthy Boulevard, Milpitas, California 95035, for the following purposes:

    1. To elect six directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

    2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 31, 2000; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on June 4, 1999 are entitled to notice of and to vote at the meeting.

  All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to vote, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously returned a Proxy.

                                          Sincerely,

                                          /s/ Richard L. Clemmer

                                          Richard L. Clemmer
                                          Executive Vice President, Finance
                                           and Chief Financial Officer

Milpitas, California
June 23, 1999

                              QUANTUM CORPORATION

                               ----------------

                                PROXY STATEMENT

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

  The enclosed Proxy is solicited on behalf of Quantum Corporation (the "Company" or "Quantum") for use at the Annual Meeting of Stockholders to be held Friday, July 23, 1999 at 11:00 a.m., or at any adjournment thereof (the "Annual Meeting" or "Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's headquarters located at 500 McCarthy Boulevard, Milpitas, California 95035. The Company's telephone number is (408) 894-4000.

  These proxy solicitation materials were mailed on or about June 23, 1999 to all stockholders entitled to vote at the Meeting.

Record Date; Outstanding Shares

  Stockholders of record at the close of business on June 4, 1999 (the "Record Date") are entitled to notice of and to vote at the Meeting. At the Record Date, 167,739,218 shares of the Company's Common Stock, $0.01 par value, were issued and outstanding. The closing price of the Company's Common Stock on the Record Date, as reported by the Nasdaq National Market, was $19.00 per share.

Revocability of Proxies

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company or its transfer agent a written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

Voting and Solicitation

  On all matters other than the election of directors, each share has one vote. See "ELECTION OF DIRECTORS--REQUIRED VOTE."

  The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Corporate Investor Communications, Inc. (the "Solicitor") to aid in the solicitation of proxies. The Company estimates that it will pay the Solicitor a fee not to exceed $7,000 for its services and will reimburse the Solicitor for reasonable out-of-pocket expenses. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, telefax, email or otherwise.

Deadline for Receipt of Stockholder Proposals

  Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 1999 Annual Meeting must be received by the Company no later than February 18, 2000 in order that they may be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

Quorum; Abstentions; Broker Non-Votes

  The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "ABSTAIN" on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote (the "Votes Cast") at the Annual Meeting with respect to such matter.

  While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a matter (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, with the exception of the proposal for the election of directors, abstentions will have the same effect as a vote against the proposal. Because directors are elected by a plurality vote, abstentions in the election of directors have no impact once a quorum exists.

  In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Proxy Statement will therefore be counted only for purposes of determining the presence or absence of a quorum and will not be considered Votes Cast. Accordingly, broker non-votes will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Such executive officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such reports received by the Company, or on written representations from certain reporting persons that no other reports were required for such persons, the Company believes that, during the fiscal year ended March 31, 1998, all
Section 16(a) filing requirements applicable to its executive officers, directors and ten-percent stockholders were complied with except for one late Form 4 filing made by Richard L. Clemmer for transactions occuring in August 1998.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

Nominees

  A board of six (6) directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's nominees named below. Each nominee has consented to be named a nominee in the proxy statement and to continue to serve as a director if elected. In the event that any management nominee becomes unable or declines to serve as a director, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons be nominated at the time of the Annual Meeting, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will ensure the election of as many of the nominees listed below as possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees). In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxy holders. The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of the Company.

  The Board of Directors' key roles include, but are not limited to, selection and evaluation of the Chief Executive Officer and other members of senior management, advising the Chief Executive Officer and the management team on strategic goals and directions for the Company, approval of material acquisitions or strategic partnerships that support the Company's goals and providing general guidance and counsel to senior management. The criteria used by the Company in nominating directors include: a nominee's knowledge and familiarity with high technology companies, a nominee's prior board experience and a nominee's personal characteristics, including objectivity, integrity and independence of judgment. The Company believes its current board members meet each of these criteria.

  The names of the nominees, all of whom are currently directors of the Company, and certain information about them as of June 4, 1999, are set forth below.

                                 Director
        Name of Nominee      Age  Since         Principal Occupation Since
        ---------------      --- --------       --------------------------
   Stephen M. Berkley.......  55   1987   President of SMB Associates, 1992
   David A. Brown+..........  54   1988   Retired management consultant to
                                           various high technology companies
   Michael A. Brown.........  40   1995   President and Chief Executive Officer
                                           of Quantum, 1995; Chairman of the
                                           Board of Quantum, 1998
   Robert J. Casale*+.......  60   1993   Retired Group President, Brokerage
                                           Information Services Group of
                                           Automatic Data Processing, Inc.,
                                           1988
   Edward M. Esber, Jr.*+...  47   1988   Chairman of the Board of Solopoint,
                                           Inc., 1998
   Steven C. Wheelwright*+..  54   1989   Professor of Management and Senior
                                           Associate Dean at the Graduate
                                           School of Business Administration,
                                           Harvard University, 1989

--------
* Member of Audit Committee.

+ Member of Compensation Committee. Mr. David Brown was elected to the
  Compensation Committee effective April 1, 1999.

  Except as set forth below, each of the nominees has been engaged in his principal occupation described above during the past five years. There is no family relationship between any director or executive officer of the Company.

  Mr. Stephen M. Berkley joined the Company in October 1981 as Vice President, Marketing. In October 1983, he became the founding President and Chief Executive Officer of Plus Development Corporation, previously a wholly-owned subsidiary of the Company ("Plus"), where he continued to serve as such until July 1988. From May 1987 to March 1992, he served as Chairman of the Board and Chief Executive Officer of Quantum. From April 1992 to July 1993, Mr. Berkley served as Chairman of the Board and Chief Executive Officer of both Quantum and Plus. From April 1992 to August 1993 and again from August 1995 to May 1998, Mr. Berkley served as Chairman of the Board of Quantum. Mr. Berkley served as Chairman of the Board and Chief Executive Officer of Coactive Computer Corporation, a computer networking company ("Coactive"), from February 1993 to June 1993 and from June 1993 to July 1994 he served solely as Chairman of the Board of Coactive. Mr. Berkley has served as a consultant to various high technology firms since May 1992. Mr. Berkley is also a member of the Board of Directors of Edify Corporation.

  Mr. David A. Brown, a founder of the Company, has been with the Company since its inception in February 1980. Initially, Mr. Brown served as Vice President of Engineering of the Company. In 1983, he co-founded Plus and became its Executive Vice President of Operations. He returned to Quantum in September 1986 to lead the engineering organization and direct Quantum's effort in the 3 1/2-inch disk drive market. From May 1987 to April 1990, Mr. Brown served as President of the Company and from April 1990 to February 1992, he served as its Vice Chairman of the Board of Directors and Chief Operating Officer. Mr. Brown served as Chief Executive Officer of Visioneer Communications, a communications company, from June 1993 to December 1993.
Mr. Brown has also been a management consultant and board member for various high technology companies since February 1992.

  Mr. Michael A. Brown was named President and Chief Executive Officer of Quantum Corporation in September 1995 and has served as Chairman of the Board of Quantum since May 1998. From August 1993 to September 1995, Mr. Brown was President of the Company's Desktop and Portable Storage Group. Mr. Brown served as Executive Vice President of the Company from February 1992 to August 1993 and as Vice President of Marketing from June 1990 to February 1992. From February 1986 to June 1990, Mr. Brown held various marketing positions in the Company.

  Mr. Robert J. Casale served as Group President of the Brokerage Information Services Group of Automatic Data Processing, Inc., an information services company, from February 1988 to October 1997. Mr. Casale also served as a Director of Automatic Data Processing, Inc. From 1986 to February 1988, he was a Managing Director with Kidder Peabody and Company, Inc. He is a former member of the Board of Directors of Compression Laboratories and Tricord Systems and is a current member of the Board of Directors of The BISYS Group, Inc. and Provident Life Insurance, Inc.

  Mr. Edward M. Esber, Jr. has served as Chairman of the Board of Solopoint, Inc., a personal communications management products company ("Solopoint"), since March 1998. From October 1993 to March 1998, he served as a director of Solopoint and also served as President and Chief Executive Officer of Solopoint from October 1995 to March 1998. He served as Chairman, President and Chief Executive Officer of Creative Insights, Inc., a computer toys company, from March 1994 to June 1995. From May 1993 to May 1994, he was President and Chief Operating Officer of Creative Labs, Inc., a multimedia company. From February 1991 to May 1993, he was President of the Esber Group, a consulting firm. Mr. Esber is also a member of the Board of Directors of Borealis Corporation, Integrated Circuit Systems, Inc. and Socket Communications Inc.

  Mr. Steven C. Wheelwright has served as a Professor of Management and Senior Associate Dean at the Graduate School of Business Administration, Harvard University since August 1988 and has served as a director of Quantum since March 1989. Mr. Wheelwright also served in the same position at Harvard from August 1985 to August 1986. From August 1986 to August 1988, Mr. Wheelwright served as a professor at Stanford

University. Mr. Wheelwright is also a member of the Board of Directors of T.J. International Corporation, Franklin-Covey Co. and Heartport, Inc.

Board Meetings and Committees

  The Board of Directors of the Company held a total of six (6) meetings during the fiscal year ended March 31, 1999. During the fiscal year ended March 31, 1999, no director attended fewer than 75% of the meetings of the Board of Directors or the meetings of committees, if any, upon which such director served.

  The Audit Committee of the Board of Directors, which was formed in March 1983, currently consists of Mr. Esber, Chairman of the Committee, Mr. Wheelwright and Mr. Casale. The Audit Committee, which generally meets prior to quarterly earnings releases, recommends engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its systems of internal accounting controls. The Audit Committee held a total of four (4) meetings during the fiscal year ended March 31, 1999.

  The Compensation Committee, which was formed in November 1988, is currently composed of Mr. Wheelwright, Chairman of the Committee, Mr. Brown, Mr. Esber and Mr. Casale. The Compensation Committee, which generally meets in conjunction with Board meetings and as deemed necessary by the Board of Directors, reviews and approves the Company's executive compensation policy and makes recommendations concerning the Company's employee benefit policies. The Compensation Committee held a total of five (5) meetings during the fiscal year ended March 31, 1999.

  The Board of Directors does not have a nominating committee nor any committee performing such function.

Director Compensation

  During the year ended March 31, 1999, each director who was not an employee ("Outside Director") received an annual retainer of $34,000 per year. Certain directors were paid an additional $4,000 per year for chairing the Audit Committee of the Board and $10,000 per year for chairing the Compensation Committee of the Board. In addition, each Outside Director was paid $1,250 per day for any Board meeting attended. Outside Directors serving on Board committees receive $1,000 per committee meeting for meetings held on days when there was no regularly scheduled Board meeting. Outside Directors may also receive consulting fees for projects completed at the request of management. Employee directors are not compensated for their service on the Board of Directors or on committees of the Board.

  Options may be granted to Outside Directors under the Company's 1996 Board of Directors Stock Option Plan ("Director Plan"), which was approved by the Company's stockholders at the 1996 Annual Meeting of Stockholders. The Board, in its discretion, selects Outside Directors to whom options may be granted, the time or times at which such options may be granted, the number of shares subject to each grant and the period over which such options become exercisable. All options granted to Outside Directors under the Director Plan contain the following provisions: the exercise price per share of Common Stock is 100% of the fair market value of the Company's Common Stock on the date the option is granted; the term of the option may be no more than ten years from the date of grant; and the option may be exercised only while the Outside Director remains a director or within 90 days after the date he or she ceases to be a director of the Company; upon a proposed liquidation or dissolution of the Company, the options will terminate immediately prior to such action; and in the event of a merger or sale of substantially all of the Company's assets, each option may be assumed or an equivalent option substituted by the successor corporation. The Board may at any time amend, alter, suspend or discontinue the Director Plan, subject to stockholder approval in certain circumstances.

  During fiscal 1999, the Company's Outside Directors, Mr. Berkley, Mr. David Brown, Mr. Casale, Mr. Esber and Mr. Wheelwright each received an option to purchase 12,500 shares of Common Stock at an exercise price of $14.9375 per share.

Compensation Committee Interlocks and Insider Participation

  The members of the Company's Compensation Committee are Steven C. Wheelwright, Chairman of the Committee, David A. Brown, Edward M. Esber, Jr. and Robert J. Casale. None of the members of the Compensation Committee of the Board of Directors is currently or has been, at any time since the formation of the Company, an officer or employee of the Company except for Mr. Brown who is a former employee of the Company. Mr. David Brown is a non-voting member of the Compensation Committee with respect to matters involving Chief Executive Officer compensation. During fiscal year 1999, no executive officer of the Company (i) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on the Company's Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on the Company's Compensation Committee, or (iii) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a director of the Company.

Required Vote

  Each stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled. Alternatively, a stockholder may distribute the stockholder's votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than six candidates. However, no stockholder shall be entitled to cumulate votes for a candidate unless such candidate's name has been properly placed in nomination according to the Company's Bylaws and notice of the intention to cumulate votes is given to the Company and other stockholders at least twenty (20), and no more than sixty (60), days prior to the Annual Meeting. The proxy holders may exercise discretionary authority to cumulate votes and to allocate such votes among management's nominees in the event that additional persons are nominated at the Annual Meeting for election of directors.

  If a quorum is present and voting, the six nominees for director receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. See "INFORMATION CONCERNING SOLICITATION AND VOTING--Quorum; Abstentions; Broker Non-Votes."

  MANAGEMENT RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

                                 PROPOSAL TWO

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors of the Company has selected Ernst & Young LLP as the Company's independent auditors to audit the financial statements of the Company for the fiscal year ending March 31, 2000. The Board of Directors recommends that stockholders vote for ratification of such appointment. In the event of a negative vote or ratification, the Board of Directors will reconsider its selection. A representative of Ernst & Young LLP is expected to be available at the Annual Meeting with the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions.

  MANAGEMENT RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2000.

                            EXECUTIVE COMPENSATION

Summary Compensation

  The following table shows, as to any person serving as Chief Executive Officer during fiscal 1999 and each of the four other most highly compensated executive officers whose salary plus bonus exceeded $100,000 (the "Named Executive Officers"), information concerning compensation paid for services to the Company in all capacities during the fiscal year ended March 31, 1999, as well as the total compensation paid to each such individual for the Company's previous two fiscal years.

                          SUMMARY COMPENSATION TABLE

                                       Annual Compensation                 Long-Term Compensation(1)
                              --------------------------------------   ----------------------------------
                                                                       Restricted Securities
                                                        Other Annual     Stock    Underlying  All Other
                                                        Compensation     Awards    Options/  Compensation
                              Year Salary ($) Bonus ($)    ($)(2)        ($)(3)    SARs (#)     ($)(4)
                              ---- ---------- --------- ------------   ---------- ---------- ------------
Michael A. Brown(5)........   1999  791,770    275,000          0              0   280,000      4,991
 President, Chief Executive
 Officer                      1998  721,828    248,765          0              0   200,000      3,636
 and Chairman of the Board    1997  644,540    633,813          0              0   200,000      2,466
Richard L. Clemmer(6)......   1999  484,111    120,000    177,583(7)           0    84,000      5,005
 Executive Vice President,
 Finance,                     1998  465,083    112,799          0              0    40,000      4,782
 Chief Financial Officer,     1997  245,773    202,931          0              0   315,000      1,558
 and Secretary
W. Curt Francis(8).........   1999  243,462     50,000          0              0    58,000      4,831
 Vice President, Corporate    1998
 Development                  1997
John B. Gannon(9)..........   1999  340,648     85,000    119,074(10)  1,062,000   124,000      4,523
 President, Hard Disk Drive
 Group                        1998
                              1997
Peter van Cuylenburg(11)...   1999  467,733    160,000          0              0   180,000          0
 President, DLT & Storage
 Systems                      1998  422,404    150,000          0              0    80,000          0
 Group                        1997  192,310    156,878          0        263,138   200,000          0

--------
(1) The Company has not granted any stock appreciation rights and does not have any Long-Term Incentive Plans as that term is defined in regulations promulgated by the SEC.

(2) Other annual compensation in the form of perquisite and other personal benefits, securities or property has been omitted in those cases where the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total annual salary and bonus reported for such executive officer.

(3) Mr. Gannon's restricted stock grant in fiscal 1999 consisted of 50,000 shares which vest as follows: 27,500 shares vested on May 1, 1999, 10,000 shares vest on May 1, 2000 and 12,500 shares vest on May 1, 2000. Mr. van Cuylenburg's restricted stock grant in fiscal 1997 consisted of 30,000 shares which vest as follows: 6,000 shares vested on October 1, 1997, 9,000 shares vested on October 1, 1998 and 15,000 shares vest on October 1, 1999. As of March 31, 1999, 15,000 shares of Mr. van Cuylenburg's grant had vested. The aggregate value on March 31, 1999, determined in accordance with the rules of the SEC, of the vested and unvested shares of restricted stock held by Mr. Gannon and Mr. van Cuylenburg were $899,500 and $539,700, respectively. The aggregate value is based on $18.00 per share, the fair market value of the Company's Common Stock as of March 31, 1999. Shares of restricted stock are entitled to receive dividends payable on Quantum Common Stock when, as and if declared by the Board of Directors of the Company. Cash dividends have not been paid on Quantum Common Stock.

(4) Represents amounts contributed by the Company to the defined benefit contribution plan approved under Internal Revenue Code Section 401(k) and maintained by the Company for each executive officer, except as expressly indicated otherwise.

 (5) Mr. Brown was elected Chairman of the Board on May 28, 1998.

 (6) Mr. Clemmer joined the Company on August 29, 1996.

 (7) Represents reimbursement of expenses associated with relocation to Milpitas, California of $43,833 and loan forgiveness of $133,750.

 (8) Mr. Francis joined the Company on May 22, 1998.

 (9) Mr. Gannon joined the Company on May 15, 1999.

(10) Represents reimbursement of expenses associated with relocation to Milpitas, California.

(11) Mr. van Cuylenburg joined the Company on September 23, 1996.

Stock Option Grants and Exercises

  The following table shows, as to each Named Executive Officer, information concerning stock options granted during the fiscal year ended March 31, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       Individual Grants
                        ------------------------------------------------
                                                                         Potential Realizable
                           Number                                           Value at Assume
                        of Securities  Percent of                        Annual Rate of Stock
                         Underlying   Total Options                       Price Appreciation
                           Option      Granted to   Exercise              for Option Terms(2)
                           Granted    Employees in    Price   Expiration ---------------------
         Name              (#)(1)      Fiscal Year  ($/share)    Date      5% ($)    10% ($)
         ----           ------------- ------------- --------- ---------- ---------- ----------
Michael A. Brown.......    200,000(3)     2.27%      23.4375   5/01/08    2,947,944  7,470,668
 President, Chief
 Executive Officer          80,000(4)     0.91%        20.25   2/19/09    1,018,809  2,581,862
 and Chairman of the
 Board
Richard L. Clemmer.....     60,000(3)     0.68%      23.4375   5/01/08      884,383  2,241,200
 Executive Vice
 President, Finance         24,000(4)     0.27%        20.25   2/19/09      305,642    774,558
 and Chief Financial
 Officer
W. Curt Francis........     50,000(5)     0.57%        21.25   5/22/08      668,200  1,693,351
 Vice President
 Corporate,                  8,000(4)     0.09%        20.25   2/19/09      101,881    258,186
 Development
John B. Gannon.........    100,000(6)     1.14%        21.25   5/22/08    1,336,401  3,386,703
 President, Hard Disk
 Drive Group                24,000(4)     0.27%        20.25   2/19/09      305,643    774,559
Peter van Cuylenburg...     75,000(3)     0.85%      23.4375   5/01/08    1,105,488  2,801,500
 President, DLT &
 Storage Systems            30,000(4)     0.34%        20.25   2/19/09      382,053    968,199
 Group                      75,000(7)     0.85%      23.4375   5/01/08    1,105,488  2,801,500

--------
(1) The exercise price of each option is determined by the Compensation Committee of the Board of Directors and in 1999 was not less than 100% of the fair market value of the Common Stock on the date of grant. The options expire not more than ten years from the date of grant, and may be exercised only while the optionee provides services to the Company or within such period of time following termination of services as is determined by the Compensation Committee.

(2) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the regulations promulgated by the SEC based on an arbitrarily assumed annualized compound rate of appreciation of the market price of 5% and 10%, less the exercise price, from the date the option was granted to the end of the option term. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock.

(3) These options granted to Messrs. Brown, Clemmer, and van Cuylenburg vest as follows: 1/48 of the shares subject to the option vest each month beginning on April 1, 1998.

(4) The options vest as follows: 1/48 of the shares subject to the option vest each month beginning on April 1, 1999.

(5) The options granted Messr. Francis vest as follows: 1/4 of the shares subject to the option vest on June 1, 1999 and 1/36 of the remaining shares subject to the option vest each month beginning on July 1, 1999.

(6) The options granted to Messr. Gannon vest as follows: 1/2 of the shares subject to the option vest on May 1, 2001 and 1/2 of the shares subject to the option vest on May 1, 2002.

(7) This option granted to Mr. Van Cuylenburg vests as follows: 1/2 of the shares subject to the option vest January 1, 2003 and 1/2 of the shares subject to the option vest on January 1, 2004, subject to vesting acceleration upon achievement of certain milestones.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                      Number of
                                                Securities Underlying     Value of Unexercised
                                                 Unexercised Options          In-the-Money
                           Shares              Held at Fiscal Year-End   Options Held at Fiscal
                         Acquired on  Value              (#)                 Year-End ($)(2)
                          Exercise   Realized ------------------------- -------------------------
          Name               (#)      ($)(1)  Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
Michael A. Brown........       --         --    924,348      482,504     6,285,666    1,116,633
 President, Chief
 Executive Officer and
 Chairman of the Board
Richard L. Clemmer......   58,020    209,884    159,740      209,210     1,219,870    1,140,270
 Executive Vice
 President, Finance and
 Chief Financial Officer
W. Curt Francis.........       --         --         --       58,000             0            0
 Vice President,
 Corporate Development
John B. Gannon..........       --         --         --      124,000             0            0
 President, Hard Disk
 Drive Group
Peter van Cuylenburg....       --         --    176,350      283,650     1,116,307      732,443
 President, DLT &
 Storage Systems Group

--------
(1) Total value realized is calculated based on fair market value of the Company's Common Stock at the close of business on the date of exercise, less the exercise price.

(2) Total value of unexercised options based on the fair market value of the Company's Common Stock at the close of business on March 31, 1999 of $18.00, less the exercise price.

Employment Terms, Termination of Employment and Change-In-Control Arrangements

  The Company has entered into agreements (the "Agreements") with certain officers, including the officers named in the Summary Compensation Table, whereby in the event there is a "change of control" of the Company, which is defined in the Agreements to include, among other things, a merger or sale of assets of the Company or a reconstitution of the Company's Board of Directors, the exercisability and vesting of all stock-based compensation awards granted to the officers shall be accelerated. Under the Agreements, upon a change of control, 50% of the unvested shares or options to purchase shares held by an officer become exercisable and the remaining 50% of such unvested shares or options to purchase shares become vested and exercisable upon the earlier of the date of the first anniversary of the change of control or upon such officer's "Involuntary Termination" after the change of control. Under the Agreements, "Involuntary Termination" is defined to include, among other things, any termination without "cause" by the Company of the employee without such employee's express written consent or a significant reduction of or addition to the employee's duties. Additionally, such officers receive twelve
(12) months severance pay and continued health and medical benefits during the severance period. The purpose of the Agreements is to assure that the Company will have the continued dedication of its officers by providing such individuals with certain compensation arrangements, competitive with those of other corporations, to provide sufficient incentive to the individuals to remain with the Company, to enhance their financial security, as well as protect them against unwarranted termination in the event of a change of control.

                         COMPENSATION COMMITTEE REPORT

Introduction

  The Compensation Committee of the Board of Directors (the "Committee") for fiscal 1999 was made up of Outside Directors of the Company. The Committee generally determines base salary levels and determines targets under the All-Inclusive Bonus Plan ("AIB Plan") for executive officers of the Company at the start of the fiscal year. Each year the Committee evaluates the Company's compensation practices and equity programs based on comparisons with other companies in the industry, and compares the Company's performance to a group of peer companies in making determinations with respect to compensation plans.

Compensation Philosophy

  The Company's executive compensation policies are designed to attract and retain experienced and qualified executive officers critical to the success of the Company, and to provide incentive for such individuals to maximize the Company's corporate performance and strategic objectives. The target level of an executive officer's total compensation package is intended to be competitive at the 50th percentile in average performance years and above average when the Company's performance is above average with executives in the Company's industry, taking into account corporate performance and individual achievement. With respect to Section 162(m) of the Code (which limits deductibility of executive compensation exceeding $1 million per individual per year unless certain conditions are met), the Company has qualified its Chief Executive Officer's AIB Plan and the 1993 Long-Term Incentive Plan for an exemption from Section 162(m). The Company will continue to evaluate its other compensation programs in light of Section 162(m), although it has no current plans to qualify any of its other compensation programs for exemptions.

Compensation Plans

  The principal components of executive compensation are described below:

  Base Compensation. Base salaries for executive officers are set by the Committee, in consultation with the Chief Executive Officer, after considering factors such as the competitive environment, experience levels, position and responsibility, corporate performance and overall contribution levels of the individuals. The Company obtains competitive salary information from independent survey sources of peer companies in competition for similar management talent, which includes both direct competitors of the Company and other companies in the high technology industry which have similar size and performance profiles. Most of the companies included in these surveys are also included in the Hambrecht & Quist Technology Index (see PERFORMANCE GRAPH). This survey data is then analyzed by independent consultants and the Company to provide the necessary information to the Committee.

  All-Inclusive Bonus Plan. The AIB Plan provides for cash bonuses to be paid to all employees of the Company subject to the Company meeting certain performance targets set by the Committee at the beginning of the fiscal year. The purposes of the AIB Plan are to (i) tie compensation to achievement of performance measures that provide an optimum return on total capital in the current fiscal year (ii) drive long-term stockholder value creation and (iii) ensure that payments are targeted to provide a competitive level of compensation, taking into account the Company's performance against its peers in the disk drive and related storage industries. The overall business performance did not provide a payout under the AIB Plan. After considering business and market conditions and the Company's results, the committee felt that a payout slightly above threshold was appropriate for fiscal 1999. The approved pool available for bonuses was set at the target level determined by the AIB Plan.

  Long-Term Incentive Compensation. Another component of the total compensation package for the Company's executive officers is in the form of stock option awards. The Company's 1993 Long-Term Incentive Plan provides for long-term incentive compensation for employees of the Company, including executive officers. An important objective of the 1993 Long-Term Incentive Plan is to align the interest of executive officers with those of stockholders by providing an equity interest in the Company, thereby providing incentive for such executive officers to maximize stockholder value. Option awards directly tie executive compensation to the performance of the Company's stock. The Committee is responsible for determining, subject to the terms of such plan, the individuals to whom grants should be made, the timing of grants, the exercise or purchase price per share and the number of shares subject to each grant. Grants are determined based on the individual's position in the Company, comparative market data, and the number of unvested shares already held by each officer. The option program also utilizes vesting periods to encourage retention of executive officers and reward long-term commitment to the Company.

Company Performance and Chief Executive Officer Compensation

  The process of determining the compensation for the Company's Chief Executive Officer and the factors taken into consideration in such determination are generally the same as the process and factors used in determining the compensation of all of the Company's executive officers. During 1999, the Company increased the Chief Executive Officer's base salary based on an analysis of salaries paid by peer companies and the Chief Executive Officer's individual performance. In fiscal year 1999, the Company did not meet its return on total capital target threshold. No payments were made to the Chief Executive Officer from the Chief Executive Officer's Annual Incentive Plan. The Committee approved a discretionary bonus for fiscal 1999 to reflect the Chief Executive's Officer's performance in achieving his individual objectives to better position the Company for future growth and profitability.

                                     MEMBERS OF THE COMPENSATION COMMITTEE

                                     Steven C. Wheelwright
                                     Edward M. Esber, Jr.
                                     Robert J. Casale

  THE FOREGOING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

                               PERFORMANCE GRAPH

  The following graph compares the cumulative total return to stockholders of the Company's Common Stock at March 31, 1999 since March 31, 1994 to the cumulative total return over such period of (i) Standard & Poors 500 Index, and
(ii) the Hambrecht & Quist Technology Index. The graph assumes the investment of $100 on March 31, 1994 in the Company's Common Stock and each of such indices and reflects the change in the market price of the Company's Common Stock relative to the noted indices at March 31, 1995, 1996, 1997, 1998 and 1999. The performance shown is not necessarily indicative of future price performance.

                            CUMULATIVE TOTAL RETURN


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            AMONG QUANTUM CORPORATION, S&P 500 INDEX AND PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period             QUANTUM          S&P          HAMBRECHT &
(Fiscal Year Covered)        CORPORATION     500 INDEX    QUIST TECHNOLOGY
-------------------          -----------     ---------    ----------------
Measurement Pt- 3/94         $100            $100         $100
FYE  3/95                    $91             $130         $116
FYE  3/96                    $110            $177         $153
FYE  3/97                    $236            $205         $183
FYE  3/98                    $260            $306         $271
FYE  3/99                    $220            $428         $321

  THE INFORMATION CONTAINED IN THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of June 4, 1999 certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors,
(iii) the Named Executive Officers and (iv) all directors and executive officers as a group.

                                                     Number of
                                                       Shares       Approximate
                                                    Beneficially     Percentage
                        Name                           Owned(1)       Owned(2)
                        ----                        ------------    -----------
   Sanford C. Bernstein & Co., Inc. ..............   16,784,702(3)       10%
    767 Fifth Avenue
    New York, NY 10153
   FMR Corp.......................................   16,334,110(3)      9.7%
    82 Devonshire Street
    Boston, MA 02109-3014
   Michael A. Brown...............................    1,102,195(4)        *
   Stephen M. Berkley.............................      498,833(5)        *
   Richard L. Clemmer.............................      285,725(6)        *
   Peter van Cuylenburg...........................      240,513(7)        *
   Robert J. Casale...............................       88,750(8)        *
   David A. Brown.................................       78,750(8)        *
   John B. Gannon.................................       53,289(9)        *
   Edward M. Esber, Jr. ..........................       45,000(10)       *
   Steven C. Wheelwright..........................       31,000(8)        *
   W. Curt Francis................................       15,249(11)       *
   All directors and executive officers as a group
    (16 persons)..................................    2,567,737(12)     1.5%

--------
  *Less than 1%.

 (1) Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

 (2) Applicable percentage ownership based on 167,739,218 shares of Common Stock outstanding as of June 4, 1999, together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days after June 4, 1999 are not deemed outstanding for computing the percentage ownership of any other person.

 (3) Based on most recent public information available to the Company as of June 4, 1999.

 (4) Includes 1,058,513 shares subject to stock options which were exercisable at June 4, 1999 or within sixty (60) days thereafter.

 (5) Includes 490,833 shares subject to stock options which were exercisable at June 4, 1999 or within sixty (60) days thereafter.

 (6) Includes 204,969 shares subject to stock options which were exercisable at June 4, 1999 or within sixty (60) days thereafter.

 (7) Includes 215,828 shares subject to stock options which were exercisable at June 4, 1999 or within sixty (60) days thereafter.

 (8) Represents shares subject to stock options which were exercisable at June 4, 1999 or within sixty (60) days thereafter.

 (9) Includes 2,000 shares subject to stock options which were exercisable at June 4, 1999 or within sixty (60) days thereafter.

(10) Includes 8,750 shares subject to stock options which were exercisable at June 4, 1999 or within sixty (60) days thereafter.

(11) Includes 15,249 shares subject to stock options which were exercisable at June 4, 1999 or within sixty (60) days thereafter.

(12) Includes an aggregate of 2,305,577 shares subject to stock options held by directors and executive officers which were exercisable at June 4, 1999 or within sixty (60) days thereafter.

                              CERTAIN TRANSACTIONS

  During fiscal 1999, the Company granted options to its executive officers and directors. The Company intends to grant options to its executive officers and directors in the future. See "PROPOSAL ONE--Director Compensation" and "EXECUTIVE COMPENSATION--Stock Option Grants and Exercises."

  The Company issued a forgivable loan to Richard L. Clemmer on April 28, 1998, in the amount of $250,000 at an annual interest rate of 7% and $125,000 of such loan was outstanding on June 4, 1999. The Company issued a forgivable loan to
W. Curt Francis on May 21, 1998, in the amount of $150,000 at an annual interest rate of 7% and $112,500 of such loan was outstanding of June 4, 1999. The Company issued a forgivable loan to John B. Gannon on May 15, 1998, in the amount of $300,000 at an annual interest rate of 7% and $225,000 of such loan was outstanding as of June 4, 1999. The Company issued a forgivable loan to Jerald L. Maurer on December 2, 1998, in the amount of $250,000 at an annual interest rate of 8% and $250,000 of such loan was outstanding as of June 4, 1998.

  The Company has entered into indemnification agreements with its executive officers, directors and certain significant employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party.

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

Dated: June 23, 1999

PROXY                                                                      PROXY
                             QUANTUM CORPORATION

               Annual Meeting of Stockholders - July 23, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder(s) of Quantum Corporation, a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated June 23, 1999, and hereby appoints Michael A. Brown and Richard L. Clemmer, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Quantum Corporation, to be held July 23, 1999 at 11:00 a.m., Pacific Standard Time, at Quantum Corporation, 500 McCarthy Boulevard, Milpitas, California 95035, and at any adjournment or adjournments thereof, and to vote (including cumulatively, if required) all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side:


        PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
                          IN THE ENCLOSED ENVELOPE.

           (Continued, and to be signed and dated on reverse side)

                              QUANTUM CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1 AND 2

1.  Proposal to elect Stephen M. Berkley,           FOR     AGAINST     ABSTAIN
    David A. Brown, Michael A. Brown, Robert J.     [_]       [_]         [_]
    Casale, Edward M. Esber, Jr. and Steven C.
    Wheelwright to the Board of Directors.

2.  Proposal to ratify the appointment of Ernst &   FOR     AGAINST     ABSTAIN
    Young as independent auditors for the fiscal    [_]       [_]         [_]
    year ending March 31, 2000.

3. and in their discretion, upon such other matters which may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote, in their discretion.

Check here if address change is noted.
                                                [_]

________________________________________

________________________________________

                                        Dated: ___________________________, 1999

Signature(s) ___________________________________________________________________

________________________________________________________________________________
PLEASE SIGN exactly as name appears at left. Joint owners should each sign. Executors, administrators, trustees, etc., should do indicate when signing. If signer is a corporation, please sign full name by duly authorized officer.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

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                        postage-paid envelope we have provided.



                             THANK YOU FOR VOTING!